Exhibit 99.1

ISLE OF CAPRI CASINOS COMPLETES ACQUISITION OF RAINBOW CASINO

St. Louis, MO, June 9/PRNewswire-Firstcall — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today announced the completion of the previously announced acquisition of Rainbow Casino in Vicksburg, Miss. from Bally Technologies, Inc. (NYSE: BYI).

Under the terms of the agreement, Isle of Capri Casinos paid Bally Technologies $80 million in an all-cash transaction.

“This transaction expands our presence in Mississippi and returns Isle to the Vicksburg market,” said James B. Perry, chairman and chief executive officer of Isle of Capri Casinos, Inc. “At some point in the future, we will re-brand the property as a Lady Luck Casino, returning the Lady Luck brand to the state as well. We welcome both Rainbow employees and guests and look forward to continued success.”

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Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 15 casino properties. The Company owns and operates casinos domestically in Biloxi, Lula, Natchez and Vicksburg, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. More information is available at the Company’s website, www.islecorp.com.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Haynes, Senior Director of Corporate Communication-314.813.9368

NOTE:  Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com.  Isle of Capri Casinos, Inc.’s home page is http://www.islecorp.com.